Exhibit 10.22

FINAL EXECUTION VERSION

BKV-BPP POWER, LLC

(A DELAWARE LIMITED LIABILITY COMPANY)

LIMITED LIABILITY COMPANY AGREEMENT

Dated as of
October 29, 2021

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Article 7. RIGHTS AND OBLIGATIONS OF VENTURERS		12

7.1	Limited Liability	12
7.2	Authority	12

Article 8. MANAGEMENT AND CONTROL		12

8.1	Powers and Duties of the Board of Managers	12
8.2	Appointment of Board Members	12
8.3	Removal of Board Members	13
8.4	Chairman	13
8.5	Board Member Remuneration	13
8.6	Board Meetings	14
8.7	Quorum	14
8.8	Voting	15
8.9	Unanimous Written Consent	15
8.10	GM	15
8.11	Authority and Accountability of GM	15
8.12	Authority to Delegate	16
8.13	Remuneration	16
8.14	Board Reserved Matters	16

Article 9. TRANSFERS OF VENTURE INTERESTS		20

9.1	Transfers	20
9.2	Public Offering	20

Article 10. DEFAULTS; TERMINATION		20

10.1	Default	20
10.2	Remedies	21
10.3	Dissolution	21
10.4	Application of Assets	21

Article 11. MISCELLANEOUS		21

11.1	Notices	21
11.2	Successors and Assigns	22
11.3	Applicable Law	22
11.4	Severability	22
11.5	Entire Agreement	22
11.6	Titles	22
11.7	Further Assurances	23
11.8	Consent to Jurisdiction	23
11.9	Amendments	23
11.10	Waiver of Jury Trial	23
11.11	Prevailing Party	23
11.12	Confidentiality	23
11.13	Counterparts	24
11.14	Independent Legal Advice	24
11.15	Equitable Relief	24
11.16	Creditors	24

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SCHEDULES AND EXHIBITS

Schedule 2.6	Venturers
Schedule 2.7	Representations and Warranties
Schedule 4.2	Reporting Requirements
Schedule 4.4	Approved Annual Budgets 2021-2022

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BKV-BPP POWER, LLC

LIMITED LIABILITY COMPANY AGREEMENT

Article 1. RECITALS AND DEFINITIONS

This Limited Liability Company Agreement (this “Agreement”) is entered into as of October 29, 2021 (the “Effective Date”) by and between BKV Corporation, a Delaware corporation (“BKV”), with a business address of 1200 17th Street, Suite 2100, Denver, CO 80202, and Banpu Power US Corporation, a Delaware corporation (“BPPUS”), with a business address of c/o Corporation Service Company, 251 Little Falls Drive, in the City of Wilmington, County of New Castle, Delaware 19808. BKV and BPPUS are hereinafter each individually referred to as a “Venturer” and, collectively as the “Venturers.”

1.             Recitals. The Venture has been formed to acquire Temple Generation Intermediate Holdings II, LLC (the “Company”), and is being formed to own the limited liability interests of Company, and to manage the Business in accordance with terms and conditions contained herein. The Company is the direct owner of all equity interests in Temple Generation I, LLC, a Delaware limited liability company (the “Project Company”). The Project Company is the owner of (i) the Temple 1 Project and (ii) 50% of the equity interests in Temple Generation SF LLC, a Delaware limited liability company (the “SPE”);

BKV and BPPUS view the Company as a first step in a long-term partnership to grow and develop a power business in the United States. The Venturers desire and intend for the Company to create value and long-term success for the Venturers. The Venturers further desire to work together in good faith to establish a framework for cooperation and development of the Company going forward so that both Venturers feel they are being heard and all opinions and thoughts are valued and respected. This framework will be developed jointly by the Board (as hereinafter defined) through this Agreement;

To the extent practical, the Company will be structured in accordance with the applicable customary practices and procedures in the United States for Delaware limited liability companies engaging in the power sector. According to the terms of this Agreement, the Board will be vested with the authority to govern the Company and the Board in turn will seek to delegate appropriate authority to the general manager (“GM”), as applicable, in line with U.S. market practice for companies in the power sector. Pursuant to the terms of this Agreement and as the Board may determine, the GM may make any decision for day-to-day management of, and administration services to, the Company that is not designated as a Board Reserved Matter in this Agreement, as long as and to the extent permitted allowed by applicable law and the short-term and long-term Business Plan and the Annual Budget to be designated and approved by the Board from time to time in accordance with this Agreement. The GM shall be subject to the overall authority, supervision and direction of the Board; and

The Venturers recognize the overarching goal of maintaining a successful working relationship and partnership for the long term with the objective of developing the existing and future power assets of the Company as one team and therefore agree that all Venturers should be afforded fair and equitable treatment (except for the additional treatment required to achieve the purpose of financial accounting objective set out below).

1.1           Definitions. Capitalized terms used in this Agreement shall have the meanings set forth or referred to below.

“Act” means, the Limited Liability Company Act of the State of Delaware.

“Administrative Services Agreement” – See Section 4.8.

“Adjusted Capital Account” – See Section 5.3.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling or Controlled by, or under direct or indirect common Control with, such Person.

“Agreement” – See preamble.

“Annual Budget” – See Section 1.

“Approved Budget” – See Section 4.4.

“BKV” – See preamble.

“BNAC” – See Section 3.1.

“Board” – See Section 8.2.

“Board Reserved Matters” – See Section 8.14.

“BPPUS” – See preamble.

“Business” means the direct or indirect ownership, operation, maintenance, financing, administration and improvement of the Temple 1 Project, including the generation and sale or purchase of electricity, capacity, ancillary services, steam, fuel, or water with respect to the Temple 1 Project and the conduct of other activities related or incidental to the foregoing, including the ownership interest in the SPE.

“Business Day” means any day except a Saturday, Sunday or any other day on which commercial banks in Fort Worth, Texas are authorized or required by law to close. If a date set for any action hereunder is not a Business Day then such date for action shall be the next succeeding day that is a Business Day.

“Business Plan” – See Section 4.4.

“Capital Account” – See Section 5.1.

“Capital Contributions” means, for each Venturer, the sum of (i) such Venturer’s Initial Capital Contribution under Section 3.1 and (ii) such Venturer’s additional capital contributions under Section 3.2.

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“Certificate” – See Section 2.1.

“Chairman of the Board” – See Section 8.4.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company” – See Section 1.

“Confidential Information” – See Section 11.12.

“Designated Individual” – See Section 4.6.

“Effective Date” – See preamble.

“Emergency” means any situation or event, as determined in good faith by the requesting Venturer, which resulting in a state that calls for immediate action that without such action may result in disruption to the operation of the Temple I Project, significant loss of or damage to property, loss of life or significant injury to any person or party and/or adversely impact a third party, accidental pollution, or threaten the Venture or its affiliates’ reputation.

“Event of Default” – See Section 10.1.

“Fiscal Year” – See Section 4.7.

“GM” – See Section 1.

“Governmental Authority” means any governmental or quasi-governmental authority or official, including, without limitation, any federal, state, territorial, county, district, municipal or other governmental or quasi-governmental agency, board, branch, bureau, commission, court, department, other instrumentality, political unit, subdivision or official, whether domestic or foreign.

“IRS” means the United States Internal Revenue Service.

“Majority” means more than 50% of the votes cast.

“Material Contract” means the following agreements without any threshold: (a) power purchase agreement, (b) gas transportation agreement, (c) gas supply and storage agreement, ((d) long-term services agreement, and e) energy management agreement, (f) asset management agreement, and the following agreements provided they are in excess of $1,500,000 per contract individually or $5,000,000 per year in aggregate: (a) any agreement for indebtedness, (b) treasury and accounting agreement; and (c) operation and maintenance agreement.

“Net Capital Proceeds” means proceeds from any sale, refinancing, insurance recovery, eminent domain award or other similar capital event, in excess of amounts used to pay debt then due, transaction costs, amounts applied to restore or improve the Temple 1 Project and reserves reasonably required by the Venturers to fund contingent or unmatured liabilities of the Venture.

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“Net Income” means sales less the total cost of goods sold, selling, general, and administrative expenses, operating expenses, depreciation, interest, taxes, and other expenses.

“Notices” – See Section 11.1.

“Operating Cash Flow” means, for a given period, all cash receipts of the Venture (other than proceeds from a capital event) during such period in excess of the following items attributable to such period (except to the extent any of the following are funded out of reserves or proceeds from capital events): operating expenses, debt service, expenditures on capital improvements and reserves reasonably required by the Venturers to fund contingent or unmatured liabilities of the Venture.

“Ownership Percentages” has the meaning set forth in Schedule 2.6.

“Qualified Income Offset” – See Section 5.5.

“Partnership Representative” has the meaning set forth in Section 4.6.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, limited liability partnership, association, joint stock company, trust, unincorporated organization, or other organization, whether or not a legal entity, and any Governmental Authority.

“Project Company” – See Section 1.

“Regulatory Allocations” – See Section 5.6.

“Report Requirements” – See Schedule 4.2.

“SPE” – See Section 1.

“Taxable Year” – See Section 4.7.

“Temple 1 Project” means the Temple I combined cycle gas turbine facility in Temple, Texas, together with all auxiliary equipment, ancillary and associated facilities and equipment, electrical transformers, cooling and waste water management facilities and electrical interconnection and metering facilities (whether owned or leased) used for the receipt of fuel and water and the delivery of the electrical output of such plant, and all other improvements and other assets related to the ownership, operation and maintenance of such plant and associated equipment.

“Treasury Regulations” means the regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Venture” – See Section 2.1.

“Venture Minimum Gain” – See Section 5.4.

“Venturer” – See preamble.

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“Venturer Loan Agreement” – See Section 3.1.

“Venturer Nonrecourse Debt Minimum Gain” – See Section 5.4.

Article 2. FORMATION OF VENTURE

2.1           Organization. With the consent of the Board, BKV-BPP Power, LLC (the “Venture”) has been formed by the filing of its Certificate of Formation with the Delaware Secretary of State pursuant to the Act. The Certificate of Formation may be restated as provided in the Act or amended to change the address of the office of the Venture in Delaware and the name and address of its resident agent in Delaware or to make corrections required by the Act. The Certificate of Formation, as so amended from time to time, is referred to herein as the “Certificate.” BKV shall deliver a copy of the Certificate and any amendment thereto to any Venturer who so requests. Each of BKV and BPPUS are hereby admitted as a member of the Venture.

2.2           Purposes and Powers. The principal business activity and purposes of the Venture shall be to manage the assets and property of the Venture and to engage in all actions necessary, convenient or incidental thereto. The Venture shall not engage in any other business or activity.

2.3           Principal Business Office, and Registered Agent. The principal business office of the Venture shall be located at 1200 17th Street, Suite 2100, Denver, CO 80202. The principal business office of the Venture may be changed from time to time by consent of the Board. The agent for service of process on the Venture shall be Corporation Service Company.

2.4           Qualification in Other Jurisdictions. BKV shall cause if necessary, the Venture, to be qualified or registered in any other jurisdiction in which the Venture transacts business.

2.5           Powers. In furtherance of its purposes, but subject to all of the provisions of this Agreement, the Venture shall have and exercise all of the powers and rights which can be conferred upon limited liability companies formed pursuant to the Act.

2.6           Venturers. The Venturers of the Venture, their addresses, and their Ownership Percentages shall be listed on Schedule 2.6 and said Schedule 2.6 shall be amended from time to time by the Board, to reflect the withdrawal of Venturers or the admission of additional Venturers pursuant to this Agreement.

2.7           Representations and Warranties. As an inducement for the Venturers to enter into this Agreement, the Venturers, as applicable, make the representations and warranties set forth on Schedule 2.7.

2.8           Title to Company Assets. Title to the Venture’s assets, whether real, personal or mixed and whether tangible or intangible, shall be vested in the Venture as an entity, and no Venturer shall have any ownership interest in the Venture’s assets or any portion thereof. Each Venturer hereby waives any right such Venturer may at any time have to cause the Venture’s assets to be partitioned among the Venturers or to file any complaint or to institute any proceeding at or in equity seeking to have any one or all of the Venture’s assets partitioned. The Venture currently owns 100% of the equity interests in the Company, which owns 100% of the equity interests in the Project Company, which owns the Temple 1 Project.

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2.9           No State Law Partnership. The Venturers shall be “members” of a limited liability company for all purposes under applicable state law. The Venturers do not intend for the Venture to be a partnership (including a limited partnership) or joint venture under applicable state law, and no Venturer shall be a partner or joint venturer of any other Venturer by reason of this Agreement for any purpose other than federal and, if applicable, state income tax purposes, and this Agreement shall not be interpreted to provide otherwise. The Venturers intend that the Venture will be treated as a partnership for federal and, if applicable, state income tax purposes, and each Venturer and the Venture will file all tax returns and will otherwise take all tax and financial reporting positions in a manner consistent with such treatment. The Venture will not make any election to be treated as a corporation for federal and, if applicable, state income tax purposes, except with the approval of the Board.

Article 3. CAPITALIZATION

3.1           Initial Capital Contributions. Upon execution and delivery of this Agreement, (i) BPPUS shall make a capital contribution to the Venture in the amount of $89,000,000 United States Dollars inform of equity contribution (“BPPUS’s Initial Capital Contribution”) and (ii) BKV shall make a capital contribution to the Venture in the amount of $89,000,000 United States Dollars in form of equity contribution (“BKV’s Initial Capital Contribution”). In addition, BPPUS agrees to lend to the Venture in amount of $141,000,000 while Banpu North America Corporation (“BNAC”) agrees to lend to the Venture in amount of $141,000,000. Such loans are further described in the Venturer Loan Agreement dated as of October 14, 2021 by and among BPPUS, the Venture and BNAC and the Venture (“Venturer Loan Agreement”).

3.2           Additional Capital Contributions. Either BPPUS or BKV, upon thirty Business Days prior written notice, may request that additional cash Capital Contributions be made and the Venturers shall make such Capital Contributions, provided such additional cash Capital Contributions shall be expended on items included in the annual Approved Budget, items in response to an Emergency if the Venture does not have sufficient cash reserves to fund such Emergency, or any other matter approved by the Board. No Venturer will be obligated to make such additional cash Capital Contributions not otherwise required under this Agreement without its consent.

3.3           Form of Capital Contributions. Except as specifically provided for herein, all amounts to be contributed or paid by a Venturer under this Article 3 shall be paid in cash in US dollars.

3.4           No Right to Interest or Return of Capital. Except as specifically provided for herein, no Venturer shall be entitled to any return of, or interest on, Capital Contributions to the Venture or any other amounts funded pursuant to this Article 3.

Article 4. BOOKS; ACCOUNTING; TAX ELECTIONS; REPORTS

4.1           Books and Records. BKV shall keep complete and accurate books and records of the Venture. The books of the Venture shall be kept in accordance with the accounting method utilized by the Venture for federal income tax purposes. The books of the Venture shall at all times be maintained or made available at the principal business office of the Venture.

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4.2           Financial Statements; Reports. BKV shall prepare, or have prepared, and shall furnish to the Venturers the reports listed in Schedule 4.2 (the “Reporting Requirements”) within the time periods set forth on Schedule 4.2. BKV shall cooperate and respond, using commercially reasonable efforts, to requests by the Venturers to reasonably expand or modify the format and content of the Reporting Requirements.

4.3           Insurance Program. BKV shall coordinate and implement an insurance program for the Venture that has been approved by the Board.

4.4           Approval of Budgets and Business Plans.

(a)           The Board shall prepare, or have prepared, an annual Approved Budget and a Business Plan for Fiscal Year 2023 and each Fiscal Year thereafter no later than September 15th of each current Fiscal Year. The Venture shall implement in each Fiscal Year the Approved Budget and Business Plan. Provided, the GM is hereby authorized to make expenditures of up to $5,000,000 outside of the Approved Budget, per occurrence, and to take all other reasonable measures to protect the Venture and the Business in case of Emergencies. In the event the GM expends funds pursuant to the provisions of this Section 4.4, the GM shall notify the Board of such expenditures commencing as soon as possible following the first expenditure of such funds and keep the Board appraised of all follow up expenditures. If an expenditure over $5,000,000 is required to respond to an Emergency, either Venturer may call an emergency meeting of the Board to review and approve such expenditure. The Approved Budget for 2021 and 2022 agreed by the Venturers are attached hereto as Schedule 4.4.

(b)           Except as otherwise contemplated in Section 4.4(a) above, any amendment to the Approved Budget and Business Plan shall require approval by the Board.

4.5           Filing of Returns. BKV shall prepare, or have prepared, all information and materials necessary to enable the tax return preparer to cause the preparation of all tax returns for the Venture. The Venture’s income tax returns are subject to the Venturers’ approval prior to filing. The final tax returns shall be provided to the Venturers promptly after approval of the draft tax returns and in any event, within ninety (90) days after the end of each Fiscal Year.

4.6           Partnership Representative.

(a)           BKV shall be or designate the “Partnership Representative” of the Venture within the meaning of Section 6223 of the Code, or any corresponding or similar provisions under state, local or non-U.S. law and any successor Partnership Representative.  The Partnership Representative shall serve as such at the expense of the Venture with all powers granted to a partnership representative under the Code (or any corresponding or similar provision of state, local or non-U.S. tax law). BKV shall have sole authority to designate any “Designated Individual” as described in Treasury Regulations Section 301.6223-1 (and any similar provisions of state and local law) and any successor Designated Individual.

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(b)           The Partnership Representative shall represent the Venture in any disputes, controversies, or proceedings with the IRS or with any state, local, or non-U.S. taxing authority.  Except as otherwise provided in this Section 4.6, the Partnership Representative shall be entitled to take such actions on behalf of the Venture in any and all proceedings with the IRS and any other such taxing authority as it reasonably determines to be appropriate and any decision made by the Partnership Representative shall be binding on all Venturers, provided, the Partnership Representative receives approval of the Board with respect to its duties.  The Venturers agree to cooperate in good faith to timely provide information reasonably requested by the Partnership Representative. Any cost or expense incurred by the Partnership Representative in connection with its duties as such, including the preparation for or pursuance of administrative or judicial proceedings, shall be paid by the Venture. Without limiting the foregoing, the Partnership Representative shall apply the provisions of subchapter C of charter 63 of the Code, or similar provisions of state, local or non-U.S. tax law, with respect to any audit imputed underpayment, other adjustment, or any such decision or action by the IRS (or other tax authority) with respect to the Venture or the Venturers for such taxable years, as determined by the Partnership Representative. No Venturer shall have any claim against the Venture, Partnership Representative, or the Board for any form of damages or liability as a result of actions taken or remedies pursued by or on behalf of the Venture in order to comply with the rules under subchapter C of charter 63 of the Code, or similar provisions of state, local or non-U.S. law.

(c)           The Partnership Representative and/or the designated individual shall have no personal liability arising out of his, her or its good faith performance of his, her or its duties as the Partnership Representative and/or designated individual hereunder. Except with the permission of the Partnership Representative, no Venturer shall take a position on any tax return or other filing with any tax authority (or court) with respect to an item of income, gain, loss, deduction or credit attributable to the Venture that is inconsistent with the Venture’s treatment of such item on its tax return or request an administrative adjustment under Section 6222(c) of the Code.

4.7           Fiscal and Taxable Year. The “Fiscal Year” of the Venture shall be the same as the taxable year and the taxable year of the Venture shall be the same as the taxable year of BKV, which taxable year currently ends on December 31.

4.8           Administrative Services Agreement. The Venturers will work in good faith to negotiate a mutually acceptable Administrative Services Agreement between the Venture and BKV or other administrative service providers, which shall be executed no later than forty-five (45) days following the date hereof and the consummation of the acquisition of the Company. The execution or termination of the Administrative Services Agreement or any other agreement between the Venture and BKV or other administrative service providers (as the case may be), or any material amendment of or waiver of material rights thereunder shall be acknowledged by the Board and approved by BPPUS in its sole and absolute discretion.

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Article 5. CAPITAL ACCOUNTS; ALLOCATION OF INCOME AND LOSS

5.1           Capital Accounts. A separate capital account (each, a “Capital Account”) shall be maintained for each Venturer in accordance with the rules of Treasury Regulations Section 1.704-1(b)(2)(iv), and this Section 5.1, and shall be interpreted and applied in a manner consistent therewith. Whenever the Venture would be permitted to adjust the Capital Accounts of the Venturers pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f) to reflect revaluations of Venture property, the Venture shall so adjust the Capital Accounts of the Venturers. In the event that the Capital Accounts of the Venturers are adjusted pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f) to reflect revaluations of Venture property, (i) the Capital Accounts of the Venturers shall be adjusted in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g) for allocations of depreciation, depletion, amortization and gain or loss, as computed for book purposes, with respect to such property, (ii) the Venturers’ distributive shares of depreciation, depletion, amortization and gain or loss, as computed for tax purposes, with respect to such property shall be determined so as to take account of the variation between the adjusted tax basis and book value of such property in the same manner as under Code Section 704(c) and (iii) the amount of upward and/or downward adjustments to the book value of the Venture property shall be treated as income, gain, deduction and/or loss for purposes of applying the allocation provisions of Section 5.2. In the event that Code Section 704(c) applies to Venture property, the Capital Accounts of the Venturers shall be adjusted in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g) for allocations of depreciation, depletion, amortization and gain and loss, as computed for book purposes, with respect to such property in the manner contemplated by Section 5.7.

5.2           Allocation of Income and Loss. After application of Section 5.3 and Section 5.4, and subject to the other provisions of this Article 5, all remaining items of Venture income, gain, loss and deduction as determined for book purposes for the taxable year shall be allocated among the Capital Accounts of the Venturers in such a manner as shall cause the Capital Accounts of the Venturers (as adjusted through the end of such Fiscal Year or other period) to equal, as nearly as possible, in the same proportionate amounts as (a) the amount such Venturers would receive if all assets of the Venture on hand at the end of such Fiscal Year or other period were sold for cash equal to their book values, all liabilities of the Venture were satisfied in cash in accordance with their terms (limited in the case of non-recourse liabilities to the book value of the property securing such liabilities), and all remaining or resulting cash was distributed to the Venturers under Section 6.2 minus (b) such Venturer’s share of Venture Minimum Gain (as defined below) and Venturer Nonrecourse Debt Minimum Gain (as defined below), computed immediately prior to the hypothetical sale of assets. Notwithstanding the foregoing, the Board may adjust the allocations made pursuant to this Agreement as long as such adjusted allocations are intended to be in accordance with the interests of the Venturers in the Venture and in accordance with section 704(c) of the Code and the Treasury Regulations thereunder.

5.3           Loss Limitation. Net loss allocated pursuant to Section 5.2 shall not exceed the maximum amount of net loss that can be allocated without causing or increasing a deficit balance in a Venturer’s Adjusted Capital Account after application of the Qualified Income Offset described in Section 5.5. A Venturer’s “Adjusted Capital Account” balance shall mean such Venturer’s Capital Account balance increased by such Venturer’s obligation to restore a deficit balance in its Capital Account, including any deemed obligation pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), and decreased by the amounts described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6).

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5.4           Minimum Gain Chargebacks and Nonrecourse Deductions. Notwithstanding any other provision of this Agreement:

(a)           Venture Minimum Gain Chargeback. In the event there is a net decrease in Venture Minimum Gain during a Fiscal Year (or if there was a net decrease in Venture Minimum Gain for a prior Fiscal Year and the Venture did not have sufficient amounts of income and gain during prior Fiscal Years to allocate among the Venturers under this Section 5.4(a)), the Venturers shall be allocated items of income and gain in accordance with Treasury Regulations Section 1.704-2(f). For purposes of this Agreement, the term “Venture Minimum Gain” shall have the meaning for partnership minimum gain set forth in Treasury Regulations Section 1.704-2(b)(2), and any Venturer’s share of Venture Minimum Gain shall be determined in accordance with Treasury Regulations Section 1.704-2(g)(1). This Section 5.4(a) is intended to comply with the minimum gain chargeback requirement of Treasury Regulations Section 1.704-2(f) and shall be interpreted and applied in a manner consistent therewith.

(b)           Nonrecourse Deductions. Nonrecourse Deductions shall be allocated to the Venturers pro rata in accordance with their Ownership Percentages. For purposes of this Agreement, the term “Nonrecourse Deductions” shall have the meaning set forth in Treasury Regulations Section 1.704-2(b)(1). This Section 5.4(b) is intended to comply with Treasury Regulations Section 1.704-2(e) and shall be interpreted and applied in a manner consistent therewith.

(c)           Venturer Nonrecourse Debt. To the extent required by Treasury Regulations Section 1.704-2(i), any items of income, gain, loss or deduction of the Venture that are attributable to a nonrecourse debt of the Venture that constitutes Venturer Nonrecourse Debt (including chargebacks of Venturer Nonrecourse Debt Minimum Gain) shall be allocated in accordance with the provisions of Treasury Regulations Section 1.704-2(i). For purposes of this Agreement, the term “Venturer Nonrecourse Debt” shall have the meaning for partner nonrecourse debt set forth in Treasury Regulations Section 1.704-2(b)(4), and the term “Venturer Nonrecourse Debt Minimum Gain” shall have the meaning for partner nonrecourse debt minimum gain set forth in Treasury Regulations Section 1.704-2(i)(2). This Section 5.4(c) is intended to satisfy the requirements of Treasury Regulations Section 1.704-2(i)(4) (including the partner nonrecourse debt minimum gain chargeback requirement) and shall be interpreted and applied in a manner consistent therewith.

5.5           Qualified Income Offset. Any Venturer who unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) that causes or increases a deficit balance in its Capital Account in excess of any obligation to restore a deficit balance in its Capital Account (including any deemed deficit restoration obligation pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and (i)(5), and adjusted as provided in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)) shall be allocated items of income and gain (consisting of a pro rata portion of each item of income, including gross income, and gain for the Fiscal Year) in an amount and a manner sufficient to eliminate, to the extent required by the Treasury Regulations, such deficit balance as quickly as possible. This Section 5.5 is intended to constitute a qualified income offset under Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted and applied in a manner consistent therewith.

5.6           Curative Allocations. The allocations set forth in Section 5.4 and Section 5.5 (the “Regulatory Allocations”) are intended to comply with the requirements of Treasury Regulations Sections 1.704-1(b) and 1.704-2. Notwithstanding any other provisions of this Article 5 (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account as provided for in the following sentence. Income, gain, loss and deduction shall be reallocated to the extent that such reallocation causes the net aggregate amount of allocations of income, gain, deduction and loss to each Venturer to be equal to or more closely approximate the net aggregate amount of such items that would have been allocated to each such Venturer if the Regulatory Allocations had not occurred.

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5.7           Tax Allocations. Allocations pursuant to this Section 5.7 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken not account in computing, any Venturer’s Capital Account or share of income, gain, deduction or loss or other items or distributions pursuant to any provision of this Agreement. Except as otherwise required by the Code and Treasury Regulations, items of income, gain, deduction, loss or credit, as determined for tax purposes, shall be allocated to and among the Venturers in the same manner that the corresponding book items were allocated to the Venturers’ Capital Accounts in accordance with this Article 5. In the event the book value of any asset of the Venture is adjusted pursuant to the other provisions of this Agreement (not including herein the initial booking of any asset contributed to the Venture), subsequent allocations of taxable income, gain, loss and deduction, as determined for tax purposes, with respect to such asset of the Venture shall be determined and allocated among the Venturers so as to account for any book-tax disparity arising from such adjustment in the same manner as would occur as to an asset contributed to the Venture under Code Section 704(c) and the Treasury Regulations thereunder.  The Board shall determine the method of allocation from among the reasonable methods allowable by Code Section 704(c) and the Treasury Regulations thereunder.

5.8           Other Tax and Allocation Provisions. In the event it becomes necessary to make any elections or decisions relating to the allocations of Venture items of income, gain, loss, deduction or credit and/or with respect to any tax matters, BKV shall bring such elections or other decisions to the attention of the Board, and such elections or other decisions shall be made as directed by the Board in any manner that reasonably reflects the purpose and intention of this Agreement. Further, the Venture may, if the Board reasonably so elects, make an election pursuant to Code Section 754 and the Treasury Regulations thereunder (and a corresponding election under the applicable sections of state and local law).

Article 6. DISTRIBUTIONS

6.1           Reserves. The Venture shall maintain such reserves at the Venture level as the Board shall reasonably require in light of potential obligations of the Venture. This obligation shall be reflected in the Annual Budget.

6.2           Distributions. The Board shall determine the amount and timing of distributions of Operating Cash Flow, which shall be no less frequently than quarterly, if available, and Net Capital Proceeds, which shall be distributed to the Venturers within three (3) Business Days after the same become available for distribution. All distributions pursuant to this Section 6.2 shall be made on a pro-rata basis to the Venturers based on their respective Ownership Percentages.

6.3           No Deficit Restoration by Venturers. No Venturer shall be required to contribute capital to the Venture to restore a deficit balance in its Capital Account upon liquidation or otherwise, except as specifically required by law.

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6.4           Withholding. If the Venture incurs a withholding tax obligation with respect to the share of income allocated to any Venturer or with respect to any other payments to a Venturer or their Affiliates with respect to any foreign, federal, state, or local tax or withholding liability arising as a result of such Venturer’s interest in the Venture, the Venture shall be entitled to withhold such amount and (a) any amount which is (i) actually withheld from a distribution or payment that would otherwise have been made to such Venturer or its Affiliates and (ii) paid over in satisfaction of such withholding tax obligation to any government authority shall be treated for all purposes under this Agreement as if such amount had been distributed or paid to such Venturer as of the date of such withholding, and (b) any amount which is so paid over by the Venture, but which exceeds the amount, if any, actually withheld from a distribution or other payment which would otherwise have been made to such Venturer or its Affiliates, shall be treated as an interest-free advance to such Venturer (including with respect to amounts paid to any of its Affiliates). Amounts treated as advanced to any Venturer pursuant to this Section 6.4 shall be repaid by such Venturer to the Venture within 30 days after BKV gives notice to such Venturer making demand therefore.

Article 7. RIGHTS AND OBLIGATIONS OF VENTURERS

7.1           Limited Liability. Except as otherwise provided in the Act, no Venturer shall be obligated for any debt, obligation or liability of the Venture or of any other Venturer, whether arising in contract, tort or otherwise, solely by reason of being a Venturer.

7.2           Authority. Unless specifically authorized by the written approval of the Board, no Venturer shall be an agent of the Venture or have any right, power or authority to act for or to bind the Venture or to undertake or assume any obligation or responsibility of the Venture.

Article 8. MANAGEMENT AND CONTROL

8.1           Powers and Duties of the Board of Managers.

(a)           The Board of Managers (“Board”) shall be responsible for, and have the authority to control and operate, the business and affairs of the Venture and the interests of the Venturers collectively so as to maximize the Venture’s equity value, without regard to the individual interests of any Venturer.

(b)           Except for the Board Reserved Matters, the Board delegates certain authority to manage and administer the Business and affairs of the Venture to the GM in accordance with Sections 8.10 – 8.12.

8.2           Appointment of Board Members.

(a)           The total number of the Board members shall be eight (8), or such other number as may be determined from time to time by the majority vote of the Board members present and entitled to vote at a duly convened meeting of the Board.

(b)           For so long as BPPUS holds equity interests in the Venture, four (4) individuals nominated by BPPUS shall be elected as Board members.

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(c)           For so long as BKV holds equity interests in the Venture, four (4) individuals nominated by BKV shall be elected as Board members.

(d)           The initial Board shall consist of the following members:

(i)            As nominees of BPPUS: Mr. Voravudhi Linananda, Dr. Kirana Limpaphayom, Dr. Paul Didsayabutra, Mr. Dechapong Yuwaprecha

(ii)           As nominees of BKV: Mr. Anon Sirisaengtaksin, Mr. Thiti Mekavichai, Mr. Christopher Kalnin and Mr. Daniel Androphy

(e)           Each member of the Board shall serve a term of up to three (3) years as determined by the Board. A member whose term has expired may be nominated for re-election in accordance with this Section 8.2.

8.3           Removal of Board Members.

(a)           A Board member may be removed by notice in writing to the Venture by the Venturer who nominated him/her.

(b)           A Board member may be removed where such a Board member is formally charged by a Governmental Authority or regulatory body to have acted in material breach of the law or to have committed any serious criminal offense, or determined by the Board to have committed a breach of any fiduciary duty or material breach of other duty in relation to the Venture, by notice in writing to the Venture from any Venturers, and, in either such event, the Venturer that nominated such Board member shall promptly nominate another Board member in his/her place in accordance with Section 8.2.

8.4           Chairman.

(a)           The Majority of the Board shall designate the Chairman of the Board, who shall serve a term of three (3) years.

(b)           The Chairman shall chair all meetings of the Board at which he/she is present. The Chairman shall ensure that all relevant papers for any Board meeting are properly circulated in advance and that all such Board meetings are quorate.

(c)           If the Chairman is not present at any Board meeting, the Board members present may select any member to act as Chairman for the purpose of such meeting.

(d)           If the Chairman ceases to hold office as a Board member during his/her term, the Board shall nominate another of its nominated Board members to be elected as the Chairman for the remainder of the term of the Chairman who ceased to hold office.

8.5           Board Member Remuneration.

(a)           The Venture shall cause each Board member promptly to be reimbursed for all reasonable and documented out-of-pocket costs and expenses incurred by him or her in connection with attending meetings of the Board and other meetings and events attended on behalf of the Venture as a member of the Board.

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(b)           The Board members will not receive remuneration for their services on the Board.

8.6           Board Meetings

(a)           The Board shall decide how often Board meetings shall take place, provided that:

(i)             they are held monthly on the third (3rd) week of each month, unless at least a simple majority of the Board agrees otherwise; and

(ii)            any Board member may propose to convene a Board meeting at any time.

(b)           Participation.

(i)           Any Board member shall be entitled to participate in a meeting of the Board of which he or she is a member, at which he or she is not physically present, using any technology, including telephone or video conference or similar electronic means. A meeting called and/or held by means of a telephone conference or a video conference or any similar communication equipment is deemed to be held at the place agreed upon by the Board members attending the meeting.

(c)           Notice/Agenda.

(i)            At least five (5) Business Days’ prior written notice, by hand, email, courier or registered mail, shall be given to each of the Board members of all Board meetings, except where a Board meeting is adjourned under Section 8.7 or a shorter notice period has been agreed in writing by all of the Board members; provided, however, that attendance by a Board member at a Board meeting without receiving any notice shall constitute waiver by him or her of the notice required for such Board meeting under this Section 8.6(c)(i). Such notice shall contain a reasonably detailed agenda and shall be accompanied by any relevant papers.

(ii)           Any Venturer or any Board member may propose an item for inclusion in the agenda together with a related resolution to be proposed at such Board meeting.

8.7           Quorum.

(a)           Subject to the following provisions of this Section 8.7, the quorum at a Board meeting shall be at least a simple majority of the Board.

(b)           If a quorum is not present within half an hour of the time appointed for the meeting or if a quorum ceases to be present during the course of the meeting, the Board members present shall adjourn the Board meeting to a specified place and time not less than three (3) Business Days after the date of such Board meeting where the same quorum shall be required.

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(c)           If such quorum set forth in Section 8.7(b) is still not present within half an hour of the time appointed for such adjourned Board meeting or if such quorum ceases to be present during the course of such adjourned Board meeting, the Board members present shall again adjourn the Board meeting to a specified place and time not less than three (3) Business Days after the date of such adjourned Board meeting, where the quorum shall be at least any simple majority of the Board.

(d)           Notice of any adjourned Board meeting shall be given to all of the Board members.

8.8           Voting. Subject to only Section 8.9 and the Board Reserve Matters, at any Board meeting each Board member shall have one (1) vote and, except where unanimity is otherwise required, all decisions at Board meetings shall be taken by at least simple majority of the votes of the Board members present and entitled to vote. In case of a deadlock among the Board, two BKV directors and two BPPUS directors shall meet and attempt to reach agreement on the deadlock issue. In the event such directors are unable to reach unanimous agreement within fifteen (15) days after the first meeting then such deadlock matter shall go back to the Board and shall be determined by a majority vote of the Board. Provided, however, that if such deadlock could not be solved by the Board, the issue shall be referred to the Venturers for a final decision.

8.9           Unanimous Written Consent. Any decision or other action to be taken by the Board at any Board meeting may, in lieu of a Board meeting, be taken with the unanimous written consent of all Board members with the same effect as if such decision or action was taken at a duly convened meeting of the Board.

8.10         GM.

(a)           The GM may be an employee or officer of BKV or BPPUS.

(b)           The Board shall endeavor to appoint a GM, with the approval of BPPUS, on or before twelve (12) months from the date of this Agreement. The Board, with the approval of BPPUS, may remove and replace the GM. The Board has designated Christopher Kalnin and Paul Didsayabutra as Managers of the Venture, each authorized to sign documents and exercise the duties of the GM in accordance with Sections 8.10 – 8.12 until a permanent GM is appointed by the Board.

8.11         Authority and Accountability of GM.

(a)           Subject to the Board Reserved Matters and this Agreement, the GM shall have the power to manage and administer the business and affairs of the Venture in accordance with the Business Plan and Approved Budget, expenditures under the thresholds in the Board Reserved Matters, and as permitted pursuant to Section 4.4 regarding Emergencies.

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(b)           The GM shall be the focal point for, and shall be accountable to, the Board. Subject to Section 8.11(a), the GM shall have full authority to decide, agree, consent to, approve, perform, enter into, delegate or otherwise undertake any activity that does not violate applicable Law for and on behalf the Venture which does not fall within the scope of the Board Reserved Matters, unless it is legally required that such activity requires the prior approval of the Board.

(c)           The taking of any action or decision by the GM that is a Board Reserve Matter without the prior approval of the Board will be considered a material breach under this Agreement.

8.12         Authority to Delegate.

(a)           The GM shall have the right to execute an Administrative Service Agreement, which has been approved by BPPUS and acknowledged by the Board, to facilitate his duties under this Agreement.

(b)           The GM shall have the right to engage, appoint, remove or dismiss consultants or advisors provided the remuneration for such parties is included in the Approved Budget.

8.13         Remuneration. The GM will not be remunerated for his services under this Agreement unless otherwise approved in the Approved Budget.

8.14         Board Reserved Matters. The following items will be Board Reserved Matters and require the unanimous consent of the Board, except as may be delegated by the Board with unanimous consent from time to time:

(a)           Any merger, consolidation, amalgamation, conversion of the Venture or any subsidiary of the Venture into another form or entity or other business combination of any nature.

(b)           Any winding up, dissolution or liquidation or any commencement of or any filing or petition for a voluntary bankruptcy, reorganization, debt arrangement or other case or proceeding involving the Venture or any subsidiary of the Venture under, or obtaining relief under, any federal or state bankruptcy or insolvency law or making a general assignment for the benefit of creditors of the Venture or any subsidiary of the Venture.

(c)           Any plan to or initial sale of the Venture or other equity interests to the public pursuant to a registration under the Securities Act.

(d)           Any amendment, restatement, or revocation of the certificate of incorporation, bylaws, operating agreements, limited liability agreement, management agreements, or other constitutional or organizational documents of the Venture or any subsidiary of the Venture.

(e)           Any change to the Venture’s or any subsidiary of the Venture’s name, logo or trademark.

(f)           Any material amendment or modification to existing technical review process.

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(g)           Any entering into any new business or expanding the business into a new country, or changing the Venture’s business.

(h)           Setting up a joint venture or a business entity, making an investment in any new subsidiary, or changing the ownership structure of the Venture.

(i)            Unless specified otherwise in this Agreement, any transaction or contract with any Venturer, member of the Board or any entity, directly or indirectly, owned or controlled by any Venturer or any affiliate of such Venturer or by any member of the Board’s family.

(j)            Issuing any units or equity, or any increase or decrease of units or equity in the Venture or any subsidiary of the Venture.

(k)           Investment in any new entity (including, without limitation, through any entities or vehicles formed in connection with the making of investment in view of the legal, tax, regulatory, business).

(l)            Any acquisition or disposal by the Venture or any subsidiary of the Venture of any undertaking, business, company, or stocks or securities of a company.

(m)          Any acquisition or disposal by the Venture or any subsidiary of the Venture of any non-operational assets in excess of $1,500,000 on an individual basis.

(n)           (i) Any approval of the Business Plan and the Approved Budget (including operating, general and administrative and capital budgets), a long-term strategic direction and an overall management strategy, (ii) any amendments thereto, and (iii) any approval or ratification of any departure from the same; provided that BPPUS’s approval shall also be required for any increase in any Approved Budget in any Fiscal Year over 5% of the Approved Budget in the immediately prior Fiscal Year.

(o)           Conducting negotiations, supervising documentation or executing all agreements, instruments, documents and matters associated with, and any entry by the Venture or any subsidiary of the Venture into, any operational project which (i) exceed 3-year term, (ii) exceeds value of $2,000,000 per operational project, (iii) exceeds value of $10,000,000 in aggregate per Fiscal Year or (iv) accumulative exceeds the Approved Budget and Business Plan unless required for an Emergency.

(p)           Any lease or disposal by the Venture of any operational assets or property not being undertaken in the ordinary course of business that exceeds the amount of $5,000,000 individually or $10,000,000 in aggregate per Fiscal Year.

(q)           Procuring technology, big data and automation, which exceeds $200,000 individually or $500,000 in aggregate per Fiscal Year.

(r)            Execution, amendment or termination of any Material Contract.

(s)           Any creation, incurrence or assumption of any encumbrance over any assets or property of the Venture or any subsidiary of the Venture, outside the ordinary course of business, and any guarantee by the Venture or by any subsidiary of the Venture of any obligations of any person or provision of any credit support to the obligations of any person.

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(t)            Any suspension, cessation or abandonment of any day to day operational or non-material activity of the Venture or any subsidiary of the Venture, exceeding $500,000 individually or $1,000,000 in aggregate per Fiscal Year unless required for an Emergency as determined in good faith by the GM.

(u)           The incurring of any capital expenditure and operating expenditure (including obligations under hire-purchase and leasing arrangements) of any item or project which is not provided for in an Approved Budget and/or an approved Business Plan, and exceeding $500,000 individually or $1,000,000 in aggregate in Fiscal Year unless required for an Emergency.

(v)           Approval of the Venture’s initial corporate organization structure, work rules and internal policies and regulations in relation to human resources management and any change from current practice or any change above market practice, except any change in compliance with the applicable laws.

(w)          Any approval or modification of the compensation package of the GM, any approval or material modification of the compensation packages of the asset management, and any approval or material modification of the broad parameters of the framework for compensation for the Board and other employees.

(x)           Any approval of budget for annual compensation increase of all employees.

(y)           Any entry into, termination, amendment or otherwise of any arrangement or contract with the GM and the asset management, including as to remuneration or other benefits under such arrangement or contract shall be presented to the Board for acknowledgment, however BPPUS shall have ultimate approval over the entry, amendment and termination of any contract with the GM.

(z)           Any adoption for all employees of any equity compensation plan, any bonus or profit-sharing scheme, incentive scheme, or any stocks, warrants or other convertible securities by the Venture, and any modification thereof.

(aa)         Approval of the GM’s work plan and the key performance indicators (KPIs) for the GM and the management, and appraisal of the GM and the management against the KPIs.

(bb)        The making of any loan or advance to facilitate any hiring of or to incentivize or provide assistance to any employee.

(cc)         Establishing or amending any sub-committee of the Board, including the audit committee and the compensation committee.

(dd)        Any appointment or removal of the auditors.

(ee)         Any adoption or material change to the accounting principles and/or the financial reporting standards.

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(ff)          Any change of the Fiscal Year.

(gg)        Making any tax distribution, or any determination with respect to tax withholding matters or any tax filing, except for as required in accordance with applicable laws, exceeds $2,000,000 individually or $10,000,000 in aggregate per Fiscal Year.

(hh)        Debt write-off in accordance with accounting standards (e.g. bad debt from counter parties due to bankruptcy in normal course of business).

(ii)           Provision of impairment of assets (project in progress, fixed asset, other assets).

(jj)           Provision of impairment of doubtful account.

(kk)         The decision that additional funding from the Venturers shall be required, including the determination of the forms of funding required unless required for an Emergency.

(ll)           The making of any loan or advance by the Venture or to any subsidiary of the Venture which exceeds value of $1,000,000 total outstanding during any Fiscal Year; or not in the ordinary course of business; or to be secured by any collateral of the Venture, any subsidiary of the Venture.

(mm)       Any change or the creation or issue or the repurchase of any Units or of any other security of the Venture, or the grant of any option or rights to subscribe for or to convert any instrument into such securities.

(nn)        Any declaration or payment of any dividend or distribution to the Venturers in any Fiscal Year.

(oo)        Any amendment to or deviation from the dividend policy of the Venture or any subsidiary of the Venture.

(pp)        Resolving any disputes, controversies or proceedings in relation to any tax matters with the IRS or entering into any binding agreement or settlement with the IRS on any material item in dispute with respect to any of the Venture’s or any subsidiary of the Venture’s federal income tax return.

(qq)        Entering into by the Venture of any compromise or settlement in connection with any action, litigation, suit, arbitration or other proceedings, or any application by the Venture for an interim injunction or other application or action (including interim defense) in excess of $1,500,000.

(rr)          Approval of policy, plan and target, and product program related to hedging.

(ss)         Approval of any insurance program for the Venture or its subsidiaries.

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Article 9. TRANSFERS OF VENTURE INTERESTS

9.1           Transfers. Subject to the provisions of Section 9.2, each Venturer shall be permitted to transfer or encumber such Venturer’s interest in the Venture without the prior written approval of the other Venturer or the Board; provided, however, that no Venturer shall transfer all or any of its Ownership Percentage in the Venture (A) if such transfer would subject the Venture to the reporting requirements under the U.S. federal securities laws, (B) if such transfer would cause the Venture to lose its status as a partnership for federal income tax purposes or cause the Venture to be classified as a “publicly traded partnership” within the meaning of Code Section 7704, (C) if such transfer would violate, give rise to a default under or cause any payment to become due under, any credit agreement, guaranty, or similar credit document or any other material contract to which the Venture or any Affiliate is bound, or (D) at any time prior to the repayment by the Venture of all loans and other amounts outstanding under the Venturer Loan Agreement and the termination of the Venturer Loan Agreement.

9.2           Public Offering. Notwithstanding any provision of this Article 9, any Venturer may undertake a public offer of such Venturer without the approval of the Board or of the other Venturer, and such offering shall be free of any and all rights of the Board or of any other Venturers including, without limitation, any tag along rights.

Article 10. DEFAULTS; TERMINATION

10.1         Default. The occurrence of any of the events set forth below shall constitute an “Event of Default” on the part of BKV or BPPUS, as applicable.

(a)           violation by or on behalf of BKV or BPPUS, as applicable, of the transfer restrictions set forth in Article 9;

(b)           initiation by BKV or BPPUS, as applicable, of proceedings of any nature under the United States Bankruptcy Code, or any similar state or federal law for the relief of debtors;

(c)           a general assignment by BKV or BPPUS, as applicable, for the benefit of creditors;

(d)           the initiation against BKV or BPPUS, as applicable, of a proceeding under any section or chapter of the federal Bankruptcy Code, or any similar federal or state law for the relief of debtors, which proceeding is not dismissed or discharged within a period of sixty (60) days after the filing thereof;

(e)           admission by BKV or BPPUS, as applicable, in writing of its inability to pay its debts as they mature or to perform its obligations under this Agreement;

(f)            attachment or execution or other judicial seizure of all or any substantial part of BKV’s or BPPUS’s, as applicable, interest in the Venture, or any part thereof, which remains undismissed or undischarged for a period of sixty (60) days after levy thereof.

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10.2           Remedies.

(a)           Upon the occurrence and during the continuance of any Event of Default, the non-defaulting Venturer shall be entitled to (i) sell the assets of the Venture and dissolve the Venture on reasonable terms deemed acceptable to the Board (ii) obtain specific performance of the non-defaulting Venturer’s obligations under this Agreement and/or (iii) exercise any other right or remedy provided in law or in equity.

10.3         Dissolution. The Venture shall be dissolved upon the occurrence of any of the following events:

(a)           election by the Board to dissolve the Venture following the occurrence of an Event of Default; or

(b)           unanimous written consent by the Venturers to dissolve the Venture.

Dissolution of the Venture shall be effective on the day on which the event occurs giving rise to the dissolution, but the Venture shall not terminate until the assets of the Venture have been distributed as provided herein and a certificate of cancellation of the Venture has been filed with the Secretary of State of Delaware.

10.4         Application of Assets. In the event of dissolution, the Venture shall conduct only such activities as are necessary to wind up its affairs, including a sale of the assets of the Venture in an orderly manner, and the assets of the Venture shall be applied in the manner and in the priority set forth in Section 6.2.

Article 11. MISCELLANEOUS

11.1         Notices. Any and all notices, consents, approvals and other communications required or permitted under this Agreement shall be deemed adequately given only if in writing. Any and all notices, demands, consents, approvals, offers, elections and other communications required or permitted under this Agreement (collectively, “Notices”) shall be deemed to have been properly given (i) upon delivery, if delivered in hand, (ii) one (1) Business Day after having been deposited for overnight delivery with any reputable overnight courier service with all freight charges prepaid, (iii) three (3) Business Days after having been deposited in any post office or mail depository regularly maintained by the U.S. Postal Service and sent by registered or certified mail, postage prepaid, return receipt requested or (iv) the date sent by electronic mail (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; provided, however, any notice of breach or default hereunder, or offer or acceptance with respect to the purchase or sale of the Property, may not be given by electronic mail and a copy of any notice delivered by electronic mail must simultaneously be sent by one of the delivery methods set forth in clauses (i), (ii) or (iii) above. Whenever under this Agreement a Notice is either received on a day which is not a Business Day or is required to be delivered on or before a specific day which is not a Business Day, the day of receipt or required delivery shall automatically be extended to the next Business Day. All such notices and other communications shall be addressed to the Venturers at their respective addresses set forth below or at such other addresses as any of them may from time to time designate by notice to the other Venturers.

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Notices to BPPUS shall be addressed to:

Banpu Power US Corporation

1200 17th Street, Suite 2100

Denver, CO 80202

Attention: Mr. Pual Didsayabutra
Email: [***]

With copies via email to:

Attention: Mr, Dechaphong Yuwaprecha and Mr. Issara Niropas
Email: [***], [***]

Notices to BKV shall be addressed to:

BKV Corporation

1200 17th Street, Suite 2100

Denver, CO 80202

Attention: Mr. Chris Kalnin
Email: [***]

With copies to:

BKV Corporation

1200 17th Street, Suite 2100

Denver, CO 80202

Attention: Ms. Lindsay Larrick
Email: [***]

11.2         Successors and Assigns. The agreements contained herein shall be binding upon and inure to the benefit of the permitted successors and assigns of the respective parties hereto.

11.3         Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware. In the event of any conflict between any provision of this Agreement and any non-mandatory provision of the Act, the provision of this Agreement shall control.

11.4         Severability. If for any reason any provision of this Agreement is determined to be invalid, or unenforceable in any circumstance, such invalidity or unenforceability shall not impair the effectiveness of the other provisions in this Agreement or, to the extent permissible, the effectiveness of such provision in other circumstances.

11.5         Entire Agreement. This Agreement, and the schedules and exhibits attached thereto constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior understandings, agreements or representations between the parties pertaining to the subject matter hereof, whether oral or written.

11.6         Titles. Titles of provisions of this Agreement are for descriptive purposes only and shall not control or alter the meanings of this Agreement as set forth in the text.

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11.7         Further Assurances. The Venturers shall execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purposes of this Agreement.

11.8         Consent to Jurisdiction. The Venturers hereby consent to the personal jurisdiction of the federal and state courts of the State of Delaware and agree that service of process may be (but need not be) made upon them by certified mail, return receipt requested, or by any manner permitted by law. The Venturers agree not to assert in any action brought in any such court that such action is brought in an inconvenient forum, or otherwise make any objection to venue or jurisdiction.

11.9         Amendments. Except as otherwise provided in this Agreement, no amendment or modification of this Agreement shall be effective unless reflected in a document executed and delivered by all of the Venturers.

11.10       Waiver of Jury Trial. Each of the parties hereto waives trial by jury in any litigation, suit or proceeding between them in any court with respect to, in connection with or arising out of this Agreement, or the validity, interpretation or enforcement thereof, or dealings with each other as Venturers of the Venture.

11.11       Prevailing Party. In any action or proceeding arising in connection with this Agreement, the costs and reasonable attorneys’ fees of the prevailing party shall be paid by the other party.

11.12       Confidentiality. No party hereto shall issue any press release or otherwise make any public announcement naming the other party or any of its direct or indirect beneficial owners, advisors or other agents, or indicating any of their involvement with the Venture, without the consent of the other party. Each party hereto agrees to maintain the confidentiality of the terms and conditions of this Agreement and to maintain the confidentiality of (i) any information provided by one party to the other, and (ii) all financial information, Budgets, Business Plans, information contained in any books, records, computer discs and similar materials containing Venture information, invoices and other documents received or maintained by the Venture pursuant to this Agreement, other than information that is available from public sources (collectively, the “Confidential Information”). Notwithstanding the foregoing, each party shall be entitled to share such Confidential Information (a) to current and potential lenders and direct and indirect beneficial owners of the Venture, (b) if required by law (it being specifically understood and agreed that anything set forth in a registration statement or any other document filed pursuant to law will be deemed required by law), and (c) to its investors, attorneys and advisors who agree to maintain a similar confidence. Notwithstanding anything else in this Agreement and any other agreements among the parties, any party to this Agreement (and each employee, representative, or other agent of any party to this Agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Venture and any other transactions contemplated by this Agreement and any other agreements between the parties and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure.

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11.13       Counterparts. This Agreement may be executed in any number of counterparts, including by electronic transmission, with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.

11.14       Independent Legal Advice. Each of the Venturers acknowledge that it has read and understands this Agreement, has consulted with legal counsel with respect to the terms and conditions hereof, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on its own judgment with the advice of legal counsel and other advisers as it has deemed necessary or advisable.

11.15       Equitable Relief. Each Venturer acknowledges and agrees that any breach of this Agreement by such Venturer or the Venture or any transferee or any legal representative thereof may cause irreparable injury to the Venture or the other Venturers for which monetary damages (or other remedy at law) are inadequate in view of (a) the complexities and uncertainties in measuring the actual damages that would be sustained by reason of the failure of a Venturer or the Venture to comply with such provisions and (b) the uniqueness of the Venture, the Venture’s and each other Venturer’s business. Each Venturer and the Venture consents to the issuance of an injunction or other enforcement of other equitable remedies against such Venturer or the Venture at the suit of an aggrieved party without the posting of any bond or other security, to compel specific performance of all the terms of this Agreement, and waives any defenses thereto, including the defenses of: (i) failure of consideration, (ii) breach of any other provision of this Agreement and (iii) availability of relief in damages.

11.16       Creditors. Notwithstanding anything to the contrary, none of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Venture (including any lender under the Venturer Loan Agreement, in its capacity as such) or its subsidiaries or any creditor of any Venturer, and for the avoidance of doubt, no Venturer, Board member or Affiliates Representatives shall be deemed to have any duties of any nature whatsoever to any such creditor by virtue of this Agreement or any interest it may have in ownership interests of the Venture or its subsidiaries.

[Signatures appear on following page.]

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IN WITNESS WHEREOF the parties have executed this Agreement as of the date first set forth above.

BANPU POWER US CORPORATION,

a Delaware corporation

By:	/s/ Kirana Limpaphayom
Name: Kirana Limpaphayom
Title: Director

BKV CORPORATION,

a Delaware corporation

By:	/s/ Christopher P. Kalnin
Name: Christopher P. Kalnin
Title: CEO

Schedule 2.6

Venturers

Ownership Percentage
BKV Corporation	50%
1200 17th Street, Suite 2100, Denver, CO 80202

Banpu Power US Corporation	50%
c/o Corporation Service Company,
251 Little Falls Drive, in the City of Wilmington,
County of New Castle, Delaware 19808

Schedule 2.6

Schedule 2.7

1.             Organization and Ownership. BKV is a corporation validly existing and in good standing under the laws of the State of Delaware, with full power and authority and legal right to enter into and perform its obligations under this Agreement and to carry on its business in the manner and in the locations in which such business has been and is now being conducted by it. BPPUS is a corporation validly existing and in good standing under the laws of the State of Delaware, with full power and authority and legal right to enter into and perform its obligation under this Agreement and to carry on its business in the manner and in the locations in which such business has been and is now being conducted by BPPUS.

2.             Due Authorization and Execution. No consent, approval or waiver of any other third party is required for the execution and delivery by BKV and BPPUS of this Agreement. This Agreement is the legal, valid and binding obligation of the BKV and BPPUS, is enforceable against BKV and BPPUS in accordance with its terms, does not violate or conflict with and will not constitute a default under any provision of any agreement, organizational document, law or judicial or other governmental order to which the BKV or BPPUS are a party.

Schedule 2.7

Schedule 4.2

Reporting Requirements

1.	Fiscal Year and FINANCIAL STATEMENT PREPARAtion basis

1.1	Unless and until the Board shall otherwise determine in accordance with this Agreement, the following particulars shall remain unchanged:

1.1.1	the Venture’s Fiscal Year shall end on 31 December in each year; and

1.1.2	the Venture’s shall prepare and make available the International Financial Reporting Standard (“IFRS”) consolidated balance sheets and profit and loss accounts on a consistent basis for the purpose of consolidation of the Venture and its subsidiaries at the Banpu Power group level and audited by appointed external auditor.

1.1.3	the Venture’s shall prepare and make available the U.S. GAAP standards (“GAAP”) consolidated balance sheets and profit and loss accounts on a consistent basis for the purpose of consolidation of the Venture and its subsidiaries at the BKV group level and audited by appointed external auditor.

2.	Finance for the Venture

The Venturers agree that the finance for the Business of the Venture and its subsidiaries (including the funding of approved Business Plan and Approved Budgets) shall be provided by equity contributions from the Venturers, Venturers’ loans and/or loans and other credit facilities from licensed banks, financial institutions and other parties on such terms as the Board may agree in accordance with this Agreement.

3.	Dividend Policy

Subject to any applicable laws and regulations, the Venturers hereby agree that the Venture shall declare and pay dividend amounting to at least 50% from its Net Income of the Venture for the six months ended June (“interim dividend”) and for the year ended December. The payment of interim dividend shall be made within September, while the payment of the annual dividend shall be made within May of the following year following the date the dividend is declared.

No dividend shall be payable except out of profits and shall not carry interest as against the Venture.

All dividends shall be dispatched simultaneously to the Venturers entitled to the dividend. Any dividend payable may be paid by check sent through the mail or electronic funds transfer to an account with a bank nominated by the Venturer.

Except as otherwise provided by statute, all dividends unclaimed for one year after having been declared may be invested or otherwise made use of for the benefits of the Venture until claimed.

Schedule 4.2

4.	the International Financial Reporting Standard (“IFRS”) REPORTING SCHEDULE

4.1	For so long as this Agreement is in effect, the Venture shall, and the Venturers shall exercise their rights as members in relation to the Venture (including but not limited to directing their respective nominees, if any, on the Board) so as to ensure that the Venture will, deliver to each of the Venturers:

4.1.1	on or before 15 September in each Fiscal Year, a detailed first draft of the Approved Budget and Business Plan for the Venture and its subsidiaries (including the Financial Projection and estimated major items of revenue and capital expenditure) for the following Fiscal Year, broken down on a monthly basis, and an accompanying cash-flow forecast together with a balance sheet showing the projected position of the Venture and its subsidiaries as at the end of the following Fiscal Year;

4.1.2	on or before 15 October in each Fiscal Year, a detailed final draft of the Approved Budget and Business Plan for the Venture and its subsidiaries (including the Financial Projection and estimated major items of revenue and capital expenditure) for the following Fiscal Year, broken down on a monthly basis, and an accompanying cash-flow forecast together with a balance sheet showing the projected position of the Venture and its subsidiaries as at the end of the following Fiscal Year;

4.1.3	following twelve (12) months after execution of this Agreement, within 10 days after the end of each calendar month in a Fiscal Year, unaudited management accounts in accordance with IFRS. Such accounts shall include a detailed profit and loss account, balance sheet, cash flow analysis, an analysis of profit and loss account against the corresponding budget, a trend analysis, financial outlook for the remaining months of the year, and an analysis of accounts receivable aging;

4.1.4	within twenty (25) days after the end of each of the fiscal quarters in a Fiscal Year (or when furnished to the Board, if earlier), the final version (after external auditor review with adjustment transaction) of consolidated balance sheet of the Venture and its subsidiaries as at the end of each such period and the related consolidated statements of income and cash flows of the Venture and its subsidiaries for such quarterly period and for the elapsed period in such Fiscal Year, all in reasonable detail and stating in comparative form the figures as at the end of and for the comparable periods of the preceding Fiscal Year. All such financial statements shall be in accordance with the agreed upon audit plan for the Venture.

4.1.5	statutory or audit report (signed by external audit) as available, within 90 days after the end of each Fiscal Year (or when furnished to the Board, if earlier) a copy of the consolidated balance sheet of the Venture and its subsidiaries as at the end of each Fiscal Year and the related consolidated statements of income, members’ equity and cash flows of the Venture and its subsidiaries for each Fiscal Year, all in reasonable detail and stating in comparative form the figures as at the end of and for the previous Fiscal Year accompanied by an audit opinion.

Schedule 4.2

Schedule 4.4

Approved Budget for year 2021 and 2022

Schedule 4.4